EXHIBIT 4.26

AMENDMENT NUMBER 7

TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER 7, dated as of September 17, 2014 (this “Amendment”), by and among TW CONTAINER LEASING, LTD., a company with limited liability organized under the laws of Bermuda (the “Borrower”), the financial institutions listed on the signature pages hereof under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), and WELLS FARGO SECURITIES LLC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), is made to the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of August 5, 2011 (the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to (i) extend the scheduled expiration date of the Revolving Credit Period until September 17, 2016 and (ii) modify certain provisions of the Credit Agreement; and

WHEREAS, subject to the terms and conditions hereof, all of the Lenders have agreed to such amendments to the Credit Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement.

(a) Amendments. Pursuant to Section 15.12 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(i) Schedule 1 to the Credit Agreement is deleted and replaced with Schedule 1 hereto.

(ii) The definition of “Revolving Credit Period” set forth appearing in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

“Revolving Credit Period”. The period commencing on the Closing Date and ending on the earliest to occur of (a) September     , 2016, as such date may be extended from time to time in accordance with Section 15.12, (b) the date on which the Aggregate Commitments have been terminated pursuant to Section 12.2(b) and (c) the date on which an Early Amortization Event occurs. The cure of an Early Amortization Event will not result in an automatic reinstatement of the Revolving Credit Period.

(iii) The definition of “Early Amortization Event” appearing in Section 1.1 of the Credit Agreement is amended to delete the text appearing in clause (h) of such definition and to replacing such deleted text with the following: “[Reserved]”.

(iv) The proviso appearing at the end of the definition of “Lease Concentration Limits” appearing in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

“provided, that, for purposes of clarification, the Lessee Concentration Limits shall not apply at any time prior to the date on which (i) at least fifteen Persons described in clause (a)(1) of the definition of “Eligible Lessee” have become designated as an “Eligible Lessee” and (ii) the Aggregate Net Investment Value is equal to, or greater than, $250,000,000.

(v) Clause (i) included in the definition of “Eligible Finance Lease” is amended to read as follows:

“(i) Permissible Equipment Types. (A) Each Owner Container that is subject to such Finance Lease is of an equipment type listed in Part A of Schedule 5 hereto and (B) after giving effect to the acquisition by the Borrower of the Owner Containers that are subject to such Finance Lease, all Owner Containers are within the concentration limitations set forth on Part B of Schedule 5 hereto (provided that this clause (B) shall apply only to Finance Leases with related Funding Dates occurring after the date on which (i) at least fifteen Persons have become Lessees under Eligible Finance Leases and (ii) the Aggregate Net Investment Value is equal to, or greater than, $250,000,000).”

(vi) The definition of “Finance Lease” appearing in Section 1.1 of the Credit Agreement is amended to read as follows:

“Finance Lease”. Any Lease that complies with either of the following criteria:

(A) such Lease (x) is classified as a “direct financing lease” pursuant to GAAP and (y) provides the Lessee thereunder with the right or option to (i) purchase the Owner Containers subject thereto at the expiration of such lease or (ii) extend the term of such lease for an additional period, and, in either such instance, such Lease satisfies the criteria for classification as a capital lease pursuant to GAAP, including statement of Financial Accounting Standards No. 13 as amended; or

(B) such Lease does not comply with clause (A) above but has been approved by all of the Lenders for classification as Finance Lease under this Credit Agreement.

(vii) The form of Loan Request attached as Exhibit D to the Credit Agreement is hereby deleted and replaced with Exhibit D hereto.

(viii) The definition of “Applicable Margin” appearing in Section 1.1 of the Credit Agreement is amended to read as follows:

“Applicable Margin”. With respect to each Loan for each Interest Period, one of the following:

(a) if (i) no Early Amortization Event is then continuing, or (ii) an Early Amortization Event of the type set forth in clause (f) or clause (g) of the definition of the term “Early Amortization Event” is then continuing, two percent (2.00%) per annum; and

(b) at all times not covered by clause (a), three percent (3.00%) per annum.

(ix) The definition of “TMCL Indenture” appearing in Section 1.1 of the Credit Agreement is amended to read as follows:

“TMCL Indenture”. The Indenture, dated as of May 1, 2012, between Textainer Marine Containers II Limited and Wells Fargo Bank, National Association, as indenture trustee, as such indenture may be amended, modified or supplemented from time to time in accordance with its terms.”

(x) The definition of “Net Investment Value” appearing in Section 1.1 of the Credit Agreement is amended to read as follows:

“Net Investment Value”. With respect to any Finance Lease, as of any date of determination, an amount equal to the “net investment in finance lease” with respect to such Finance Lease as determined in accordance with GAAP on the date on which such Finance Lease was originated (or, in the case of any “Finance Lease” under clause (B) of the definition thereof, as would be so determined in accordance with GAAP, if such Lease were a “Finance Lease” under clause (A) of that definition); provided, however, that the Net Investment Value of a Finance Lease that is classified as a Defaulted Finance Lease shall be deemed to be zero.”

(b) References Within Credit Agreement. Each reference in the Credit Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

SECTION 3 Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall become effective as of the date first above written (the “Effective Date”), upon receipt by the Administrative Agent of this Amendment duly executed and delivered by the Borrower, the Administrative Agent and all of the Lenders.

SECTION 4 Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Section 7 of the Credit Agreement and in the other Loan Documents; provided that any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

SECTION 5 Miscellaneous.

(a) Notice. The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Effective Date and promptly thereafter distribute to the Borrower and the Lenders copies of all documents delivered under Section 3 of this Amendment.

(b) Credit Agreement Otherwise Not Affected. Except as expressly amended pursuant hereto, the Credit Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects by the terms of this Agreement. The execution and delivery of, or acceptance of, this Amendment by the parties hereto shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. All Loans under the Credit Agreement that remain unpaid on the Effective Date shall remain outstanding and all other liens and encumbrances created by the terms of the Loan Documents shall remain in full force and effect.

(c) No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(e) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(f) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g) Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 15.12 of the Credit Agreement.

(h) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(i) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

(j) Loan Document. This Amendment shall constitute a Loan Document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

THE BORROWER

TW CONTAINER LEASING, LTD.

By	/S/ Christopher C. Morris
Name:
Title:	Vice President

By	/S/ Laks Swaminathan
Name:
Title:	Vice President

THE ADMINISTRATIVE AGENT

WELLS FARGO SECURITIES LLC

By	/S/ Hatesh Singh
Name:
Title:	Director

Amendment No. 7

to Credit Agreement

CONSENTED TO AND ACKNOWLEDGED BY:

THE LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/S/ Hatesh Singh

Amendment No. 7

to Credit Agreement